Exhibit 99.1

ULTA BEAUTY ANNOUNCES SECOND QUARTER FISCAL 2024 RESULTS

Net Sales of $2.6 Billion Compared to $2.5 Billion in the Year-Ago Quarter

Comparable Sales Decreased 1.2%

Net Income of $252.6 Million or $5.30 Per Diluted Share

Bolingbrook, IL – August 29, 2024 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“second quarter”) and twenty-six-week period (“first six months”) ended August 3, 2024 compared to the same periods ended July 29, 2023.

	13 Weeks Ended		26 Weeks Ended
	August 3,	July 29,	August 3,	July 29,
(Dollars in millions, except per share data)	2024	2023	2024	2023
Net sales	$2,552.1	$2,529.8	$5,277.9	$5,164.1
Comparable sales (1)	(1.2%)	8.0%	0.2%	8.7%
Gross profit (as a percentage of net sales)	38.3%	39.3%	38.8%	39.7%
Selling, general and administrative expenses	$644.8	$600.7	$1,310.7	$1,212.8
Operating income (as a percentage of net sales)	12.9%	15.5%	13.8%	16.1%
Diluted earnings per share	$5.30	$6.02	$11.78	$12.90
New store openings, net	16	3	26	7

(1)	Comparable sales are calculated based on the comparable 13 and 26 calendar weeks in the current and prior year.

“While we are encouraged by many positive indicators across our business, our second quarter performance did not meet our expectations, driven primarily by a decline in comparable store sales. We are clear about the factors that adversely impacted our store performance, and we have actions underway to address the trends,” said Dave Kimbell, chief executive officer. “We are focused on driving stronger sales and traffic and continuing to exercise financial discipline. In light of our first half trends and a more cautious outlook, we have updated our full year expectations. I remain confident in the power of our differentiated model, the strength of our financial foundation, and our ability to deliver value for our shareholders over the long term.”

Second Quarter of Fiscal 2024 Compared to Second Quarter of Fiscal 2023

●	Net sales increased 0.9% to $2.6 billion compared to $2.5 billion, primarily due to new store contribution and growth in other revenue.
●	Comparable sales (sales for stores open at least 14 months and e-commerce sales) decreased 1.2% compared to an increase of 8.0%, driven by a 1.8% decrease in transactions and a 0.6% increase in average ticket.
●	Gross profit was $978.2 million compared to $993.6 million. As a percentage of net sales, gross profit decreased to 38.3% compared to 39.3%, primarily due to lower merchandise margins and deleverage of store fixed costs, partially offset by growth in other revenue and lower inventory shrink.
●	Selling, general and administrative (SG&A) expenses were $644.8 million compared to $600.7 million. As a percentage of net sales, SG&A expenses increased to 25.3% compared to 23.7%, primarily due to deleverage of store payroll and benefits, corporate overhead primarily due to strategic investments, store expenses, and marketing expenses, partially offset by lower incentive compensation.
●	Operating income was $329.2 million, or 12.9% of net sales, compared to $391.6 million, or 15.5% of net sales.
●	The tax rate was 24.3% compared to 24.2%.
●	Net income was $252.6 million compared to $300.1 million.
●	Diluted earnings per share was $5.30 compared to $6.02.

First Six Months of Fiscal 2024 Compared to First Six Months of Fiscal 2023

●	Net sales increased 2.2% to $5.3 billion compared to $5.2 billion, primarily due to new store contribution and growth in other revenue.
●	Comparable sales increased 0.2% compared to an increase of 8.7%, driven by a 0.4% increase in average ticket and a 0.2% decrease in transactions.
●	Gross profit was flat at $2.0 billion. As a percentage of net sales, gross profit decreased to 38.8% compared to 39.7%, primarily due to lower merchandise margin and deleverage of store fixed costs, partially offset by growth in other revenue.
●	SG&A expenses were $1.3 billion compared to $1.2 billion. As a percentage of net sales, SG&A expenses increased to 24.8% compared to 23.5%, primarily due to deleverage of corporate overhead primarily due to strategic investments, store payroll and benefits, store expenses, and marketing expenses, partially offset by lower incentive compensation.
●	Operating income was $730.1 million, or 13.8% of net sales, compared to $833.7 million, or 16.1% of net sales.
●	The tax rate was 23.7% compared to 23.5%.
●	Net income was $565.7 million compared to $647.2 million.
●	Diluted earnings per share was $11.78, including a $0.10 benefit due to income tax accounting for stock-based compensation, compared to $12.90, including a $0.14 benefit due to income tax accounting for stock-based compensation.

Balance Sheet

Cash and cash equivalents at the end of the second quarter of fiscal 2024 totaled $414.0 million.

Merchandise inventories, net at the end of the second quarter of fiscal 2024 increased 10.1% to $2.0 billion compared to $1.8 billion at the end of the second quarter of fiscal 2023. The increase was primarily due to inventory to support new brand launches, the opening of the new market fulfillment center in Greer, SC, and the addition of 49 net new stores since July 29, 2023.

Share Repurchase Program

During the second quarter of fiscal 2024, the Company repurchased 549,852 shares of its common stock at a cost of $212.3 million. During the first six months of fiscal 2024, the Company repurchased 1.1 million shares of its common stock at a cost of $497.5 million. As of August 3, 2024, $1.6 billion remained available under the $2.0 billion share repurchase program announced in March 2024.

Store Update

During the second quarter of fiscal 2024, the Company opened 17 new stores, relocated one store, remodeled nine stores, and closed one store. During the first six months of fiscal 2024, the Company opened 29 new stores, relocated two stores, remodeled nine stores, and closed three stores. At the end of the second quarter of fiscal 2024, the Company operated 1,411 stores totaling 14.8 million square feet.

Fiscal 2024 Outlook

For fiscal 2024, the Company plans to:

	Prior FY24 Outlook	Updated FY24 Outlook
Net sales	$11.5 billion to $11.6 billion	$11.0 billion to $11.2 billion
Comparable sales	2% to 3%	(2%) to 0%
New stores, net	60-65	no change
Remodel and relocation projects	40-45	no change
Operating margin	13.7% to 14.0%	12.7% to 13.0%
Diluted earnings per share	$25.20 to $26.00	$22.60 to $23.50
Share repurchases	approximately $1 billion	no change
Interest income	approximately $13 million	no change
Effective tax rate	approximately 24%	no change
Capital expenditures	$415 million to $490 million	$400 million to $450 million
Depreciation and amortization expense	$270 million to $275 million	$265 million to $270 million

Conference Call Information

A conference call to discuss second quarter of fiscal 2024 results is scheduled for today, August 29, 2024 at 4:30 p.m. ET / 3:30 p.m. CT. Investors and analysts who are interested in participating in the call are invited to dial (877) 704-4453. Participants may also listen to a real-time audio webcast of the conference call by visiting the Investor Relations section of the Company’s website located at https://www.ulta.com/investor. A replay will be made available online approximately two hours following the live call for a period of 30 days.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest specialty U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together All Things Beauty, All in One Place®. Today, Ulta Beauty operates 1,411 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the Company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	macroeconomic conditions, including inflation, elevated interest rates and recessionary concerns, as well as continuing labor cost pressures, and transportation and shipping cost pressures, have had, and may continue to have, a negative impact on our business, financial condition, profitability, and cash flows (including future uncertain impacts);
●	changes in the overall level of consumer spending and volatility in the economy, including as a result of macroeconomic conditions and geopolitical events;
●	our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan;
●	the ability to execute our operational excellence priorities, including continuous improvement, Project SOAR (the replacement of our enterprise resource planning platform), and supply chain optimization;
●	our ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that we may be unable to compete effectively in our highly competitive markets;
●	the possibility of significant interruptions in the operations of our distribution centers, fast fulfillment centers, and market fulfillment centers;
●	the possibility that cybersecurity or information security breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to our information systems, including our Ulta.com website and mobile applications;
●	the failure to maintain satisfactory compliance with applicable privacy and data protection laws and regulations;

●	changes in the good relationships we have with our brand partners, our ability to continue to obtain sufficient merchandise from our brand partners, and/or our ability to continue to offer permanent or temporary exclusive products of our brand partners;
●	our ability to effectively manage our inventory and protect against inventory shrink;
●	changes in the wholesale cost of our products and/or interruptions at our brand partners’ or third-party vendors’ operations;
●	epidemics, pandemics or natural disasters, which could negatively impact sales;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	our ability to attract and retain key executive personnel;
●	the impact of climate change on our business operations and/or supply chain;
●	our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs;
●	a decline in operating results which could lead to asset impairment and store closure charges; and
●	other risk factors detailed in the Company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended February 3, 2024, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The Company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Crystal Carroll

Senior Director, Public Relations

ccarroll@ulta.com

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	August 3,		July 29,
	2024		2023
	(Unaudited)		(Unaudited)
Net sales	$2,552,087	100.0%	$2,529,809	100.0%
Cost of sales	1,573,910	61.7%	1,536,197	60.7%
Gross profit	978,177	38.3%	993,612	39.3%

Selling, general and administrative expenses	644,821	25.3%	600,692	23.7%
Pre-opening expenses	4,155	0.2%	1,278	0.1%
Operating income	329,201	12.9%	391,642	15.5%
Interest income, net	(4,526)	(0.2%)	(4,449)	(0.2%)
Income before income taxes	333,727	13.1%	396,091	15.7%
Income tax expense	81,171	3.2%	95,989	3.8%
Net income	$252,556	9.9%	$300,102	11.9%

Net income per common share:
Basic	$5.32		$6.05
Diluted	$5.30		$6.02

Weighted average common shares outstanding:
Basic	47,505		49,617
Diluted	47,667		49,849

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	26 Weeks Ended
	August 3,		July 29,
	2024		2023
	(Unaudited)		(Unaudited)
Net sales	$5,277,935	100.0%	$5,164,072	100.0%
Cost of sales	3,229,978	61.2%	3,115,603	60.3%
Gross profit	2,047,957	38.8%	2,048,469	39.7%

Selling, general and administrative expenses	1,310,734	24.8%	1,212,821	23.5%
Pre-opening expenses	7,074	0.1%	1,936	0.0%
Operating income	730,149	13.8%	833,712	16.1%
Interest income, net	(11,426)	(0.2%)	(11,797)	(0.2%)
Income before income taxes	741,575	14.1%	845,509	16.4%
Income tax expense	175,906	3.3%	198,356	3.8%
Net income	$565,669	10.7%	$647,153	12.5%

Net income per common share:
Basic	$11.83		$12.97
Diluted	$11.78		$12.90

Weighted average common shares outstanding:
Basic	47,815		49,885
Diluted	48,022		50,157

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	August 3,	February 3,	July 29,
	2024	2024	2023
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$413,962	$766,594	$388,627
Receivables, net	200,863	207,939	174,444
Merchandise inventories, net	1,998,286	1,742,136	1,815,539
Prepaid expenses and other current assets	132,023	115,598	110,524
Prepaid income taxes	53,607	4,251	30,114
Total current assets	2,798,741	2,836,518	2,519,248

Property and equipment, net	1,225,850	1,182,335	1,073,144
Operating lease assets	1,599,735	1,574,530	1,549,146
Goodwill	10,870	10,870	10,870
Other intangible assets, net	357	510	718
Deferred compensation plan assets	46,280	43,516	40,087
Other long-term assets	55,575	58,732	55,547
Total assets	$5,737,408	$5,707,011	$5,248,760

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$566,904	$544,001	$521,315
Accrued liabilities	348,042	382,468	328,247
Deferred revenue	394,987	436,591	354,253
Current operating lease liabilities	281,301	283,821	287,359
Accrued income taxes	—	11,310	—
Total current liabilities	1,591,234	1,658,191	1,491,174

Non-current operating lease liabilities	1,647,698	1,627,271	1,593,040
Deferred income taxes	88,461	85,921	56,012
Other long-term liabilities	61,855	56,300	56,657
Total liabilities	3,389,248	3,427,683	3,196,883

Commitments and contingencies

Total stockholders’ equity	2,348,160	2,279,328	2,051,877
Total liabilities and stockholders’ equity	$5,737,408	$5,707,011	$5,248,760

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	26 Weeks Ended
	August 3,	July 29,
	2024	2023
	(Unaudited)	(Unaudited)
Operating activities
Net income	$565,669	$647,153
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	130,053	119,862
Non-cash lease expense	163,481	152,867
Deferred income taxes	2,540	666
Stock-based compensation expense	19,272	21,539
Loss on disposal of property and equipment	5,204	3,878
Change in operating assets and liabilities:
Receivables	7,076	24,978
Merchandise inventories	(256,150)	(212,088)
Prepaid expenses and other current assets	(16,425)	19,722
Income taxes	(60,666)	8,194
Accounts payable	29,715	(38,752)
Accrued liabilities	(33,634)	(102,763)
Deferred revenue	(41,604)	(40,424)
Operating lease liabilities	(170,779)	(163,527)
Other assets and liabilities	15,127	(12,497)
Net cash provided by operating activities	358,879	428,808

Investing activities
Capital expenditures	(186,301)	(204,748)
Other investments	(5,091)	(1,687)
Net cash used in investing activities	(191,392)	(206,435)

Financing activities
Repurchase of common shares	(501,768)	(559,011)
Stock options exercised	9,196	9,147
Purchase of treasury shares	(23,459)	(21,759)
Debt issuance costs	(4,088)	—
Net cash used in financing activities	(520,119)	(571,623)

Net decrease in cash and cash equivalents	(352,632)	(349,250)
Cash and cash equivalents at beginning of period	766,594	737,877
Cash and cash equivalents at end of period	$413,962	$388,627

Exhibit 5

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2024	quarter	quarter	quarter	end of the quarter
1st Quarter	1,385	12	2	1,395
2nd Quarter	1,395	17	1	1,411

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2024	the quarter	quarter	during the quarter	quarter
1st Quarter	14,515,593	114,786	15,615	14,614,764
2nd Quarter	14,614,764	178,624	10,800	14,782,588

Exhibit 6

Ulta Beauty, Inc.

Sales by Category

The following tables set forth the approximate percentage of net sales by primary category:

	13 Weeks Ended
	August 3,	July 29,
	2024	2023
Cosmetics	39%	40%
Skincare	24%	23%
Haircare	20%	22%
Fragrance	11%	9%
Services	4%	4%
Other	2%	2%
	100%	100%

	26 Weeks Ended
	August 3,	July 29,
	2024	2023
Cosmetics	40%	42%
Skincare	24%	22%
Haircare	19%	21%
Fragrance	11%	9%
Services	4%	4%
Other	2%	2%
	100%	100%

Certain sales departments were reclassified between categories in the prior year to conform to current year presentation, including moving the bath category from Fragrance to Skincare.